BEST ENERGY SERVICES AMENDS TERMS OF PNC CREDIT FACILITY

HOUSTON – (PR NEWSWIRE) – April 16, 2009 – Best Energy Services, Inc. (OTCBB: BEYS), a U.S. energy production equipment and services provider, today announced that it has amended its agreement with its senior lender, PNC, to restructure the terms and covenants of the Revolving Credit, Loan and Security Agreement (“Credit Facility”), originally dated February 14, 2008.  The amended agreement, dated April 15, 2009, provides many benefits to Best Energy, including adjustments to the pricing, the allocation between the revolving and term loan portions of the facility, and other covenants.

“In my 30 years of experience in dealing with leading financial institutions, PNC has proven to be among the most constructive relationship-focused institution I have encountered,” stated Mark Harrington, Chairman and CEO of Best Energy. “They took the time to fully understand the serious financial challenges inherited by our new management team and the realities of extreme economic volatility rocking our industry.  In response, they teamed with us to formulate a workable debt service strategy that will allow Best to effectively weather the current storm while making tangible progress towards meeting our organic growth objectives.  Without question, next to Best’s team of hard working employees, our most important asset is the valuable relationship we have successfully forged with PNC.”

Additional details regarding the amended Credit Facility can be found in a Form 8-K filed with the U.S. Securities and Exchange Commission.

PNC is a registered service mark of The PNC Financial Services Group, Inc.  Loans are provided by PNC Bank, N.A., a member of The PNC Financial Services Group, Inc.

About Best Energy Services, Inc.
Based in Houston, Texas, Best Energy Services, Inc. is a leading well service, drilling and ancillary services provider to the domestic oil, gas, water and mining industries.  Through its subsidiaries, Best Well Service, Inc. and Bob Beeman Drilling Co., and its American Rig Housing and Geological Services operations, the Company is actively engaged in supporting the exploration, production and recovery of oil, gas, water and mineral resources in Arizona, Colorado, Kansas, New Mexico, Nevada, Oklahoma, Texas, Utah and Wyoming.  For more information, please visit www.BEYSinc.com.

Certain statements contained in this press release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective Company's Securities and Exchange Commission filings, that may cause actual results to materially differ from projections. Although the Company believes that its expectations are reasonable assumptions within the bounds of its knowledge of its businesses, expectations, representations and operations, there can be no assurance that actual results will not differ materially from their expectations. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the Company's ability to execute properly its business model, to raise additional capital to implement its continuing business model, the ability to attract and retain personnel – including highly qualified executives, management and operational personnel, ability to negotiate favorable current debt and future capital raises, and the inherent risk associated with a diversified business to achieve and maintain positive cash flow and net profitability. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will, in fact, occur.

FOR MORE INFORMATION, PLEASE CONTACT
Elite Financial Communications Group/Elite Media Group
Dodi B. Handy, President and CEO
407-585-1080 or via email at BEYS@efcg.net